Exhibit 5.1

Fleming PLLC

49 FRONT STREET SUITE 206 ROCKVILLE CENTRE NEW YORK 11570

TEL 516 833 5034         FAX 516 977 1209        WWW.FLEMINGPLLC.COM

January 27, 2017

Workhorse Group Inc.

100 Commerce Drive

Loveland, Ohio  45140

Re:               Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Workhorse Group Inc., a Nevada corporation (the “Company”), in connection with certain matters of Nevada law arising out of the offering and sale of up to 7,475,000 shares (the “Shares”) of common stock, $0.001 par value per share, of the Company (which include up to 975,000 Shares which the underwriters have the option to purchase), pursuant to a Registration Statement on Form S-3 (Registration No. 333-213100), and all amendments thereto (collectively, the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the related prospectus dated December 23, 2016 (the “Base Prospectus”) and the prospectus supplement dated January 26, 2017, filed with the Commission pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.”

We have examined the Registration Statement, the Prospectus, the Company’s Articles of Incorporation and Bylaws, as amended, and such other resolutions, documents, records, certificates, memoranda, and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the laws set forth in Chapter 78 of the Nevada Revised Statutes, applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws. We express no opinion as to the applicability or compliance with or effect of federal law or the law of any jurisdiction other than Nevada.

Based upon our examination, subject to the assumptions stated above and relying on the statements in the documents we have examined, we are of the opinion that:

The Shares, when and if issued and delivered against the payment therefor in accordance with the terms of the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to a current report of the Company on Form 8-K and to the use of our name therein. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Commission thereunder.

It is understood that this opinion is to be used only in connection with the offer of the Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Fleming PLLC
Fleming PLLC